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                                                                   Exhibit 10.40

FIRSTDATABANK
Point-of-Care Knowledge Bases


                                 FIRST DATA BANK
                           STANDARD LICENSE AGREEMENT

This LICENSE AGREEMENT made and entered into at San Bruno, California as of the Effective Date noted on Exhibit 1 (attached and made a part hereof) between FIRST DATABANK, INC., a wholly owned subsidiary of The Hearst Corporation, a Delaware Corporation with offices at 1111 Bayhill Drive, San Bruno, California 94066 ("First DataBank") and LICENSEE identified in Exhibit 1.

WHEREAS:

1. First DataBank owns or is a Licensee of, and licenses or sublicenses various copyrighted databases of medical, pharmaceutical and nutritional information, and periodic updates thereto ("Databases"), related access software products ("Toolkits") and user manuals ("Manuals") referred to collectively, as the "FDB Knowledge Bases";

2. Licensee desires to obtain the use of one or more of the FDB Knowledge Bases with the Licensee's electronic information system or other computer system (the "System") as described in the Declaration of Use (Exhibit 1);

3. Subject to the terms and conditions of this Agreement, First DataBank is willing to grant to Licensee a nonexclusive license or sublicense to use the FDB Knowledge Bases indicated in Exhibit 1.

NOW, THEREFORE, in consideration of the premises and of the covenants and Agreements hereinafter set forth, it is agreed as follows:

1.       DEFINITIONS OF CERTAIN TERMS.  As used in this Agreement:

          a)   "Licensed Products" means those FDB Knowledge Bases indicated in
               Exhibit 1 as being licensed to Licensee;

          b) "Effective Date" is the date stated in Exhibit 1 and is the effective date of this Agreement;

          c) "Fee Term" means the twelve month period beginning on the Effective Date and each successive twelve month period.
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2.   LICENSE. Subject to the terms and conditions of this Agreement, First
     DataBank grants and Licensee accepts the following limited, non-transferable and non-exclusive license or sublicense:

     a) To use the Licensed Products solely for its business operations, as defined in Exhibit 1 during the term of this Agreement;


     b) To the extent Exhibit 1 permits bundling of any or all of the Licensed Products, Licensee agrees to add substantial value to the Licensed Products contained in the bundle;

     c) Except as expressly granted in Exhibit 1, License shall have no right to use, modify, reproduce or distribute the Licensed Products, nor the right to license third parties to exercise any rights with regard to the Licensed Products;

     d) License shall have no right to use the Licensed Products on behalf of any third party, on a service bureau basis or otherwise unless (i) such services are specifically permitted in Exhibit 1, and (ii) such third party has entered into a license Agreement with Licensee or First DataBank and First DataBank has been paid the required license fee;

     e) Under no circumstances shall Licensee use the Licensed Products, or any portion thereof, to develop a competitive product, regardless of what is set forth in Exhibit 1;

     f) Licensee shall obtain no implied license rights to the Licensed Products. Any rights not expressly granted to Licensee in this Agreement shall be retained by First DataBank;

     g) Although some tangible objects may be delivered to Licensee pursuant to this Agreement, title to such objects shall not pass to Licensee, and this Agreement is not for the sale of goods. The Licensed Products shall be delivered to Licensee within twenty (20) working days from the effective date on Exhibit 1. Updates thereto shall be delivered with the frequency and in the format indicated in Exhibit 1.

3.   TERM AND TERMINATION.

     a) This Agreement and license shall continue for a term of three (3) years from the Effective Date and thereafter shall automatically renew for successive one (1) year periods at each renewal date at the effective renewal rate, unless notice of non-renewal is provided in accordance with 3.b, below;

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     b)   At least sixty (60) days before commencement of the renewal date,
          First DataBank shall send to Licensee written notice of the applicable renewal rate. Either party may give notice of non-renewal in its sole and absolute discretion, without cause and without stating any reason therefor. First DataBank or Licensee shall give written notice of non-renewal to the other at least thirty (30) days prior to the end of the term then in effect. If Licensee fails to give notice of non-renewal pursuant to this subsection, Licensee shall be deemed to have agreed to the applicable renewal rate for the next Fee Term;

     c) Either party may terminate this license on thirty (30) days written notice, if the other party has materially beached any provision of this Agreement, and such breach has not been cured within such thirty
          (30) day period;

     d) Upon termination of this Agreement, Licensee shall immediately cease use of the Licensed Products, and shall take such steps as are necessary to prohibit further use of the Licensed Products within Licensee's System and shall furnish First DataBank a written description of the steps so taken. Termination of this Agreement shall automatically terminate all sublicenses of the Licensed Products granted by Licensee. Within thirty (30) days of termination, Licensee shall return to First DataBank all copies or duplicates thereof of the Licensed Products.

4. PAYMENT OF LICENSEE FEES. In consideration of the grant of the license, Licensee agrees to pay the Fees ("License Fees") listed in Exhibit 1. License Fees may consist of Annual Fees plus User Fees as specified in
     Exhibit 1. The Annual Fee for the first Fee Term is payable by Licensee to First DataBank on the Effective Date and Annual Fees for subsequent Fee Terms are due and payable on each anniversary of the Effective Date. End User Fees, when applicable, are billed quarterly and are due and payable upon receipt of an invoice from First DataBank. Licensee's obligation to pay License Fees for periods preceding termination will survive termination of this Agreement.

5. IMPLEMENTATION. Licensee assumes all responsibility to program, or obtain compatible software, for use of the Databases. All programming shall be done in accordance with specifications included in Database Manuals and supplements and other documentation provided by First DataBank. Licensee agrees that when programmed, the System shall display Copyright Notices, Disclaimers, and Expiration Dates as specified in individual Database and Licensed Products Manuals.

6. COVENANTS OF LICENSEE. Licensee hereby agrees with First DataBank as follows:

     a) Licensee will alter, amend, modify, or change in any respect, any of the Licensed Products unless authorized to do so by First DataBank or unless such changes are clearly identified as Licensee modifications. Licensee assumes all liability for any such Licensee modification;


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     b)   Licensee will not use the name of First DataBank, Inc. or "First
          DataBank", the names of any of the First DataBank Knowledge Bases, or any trademark owned by or licensed to First DataBank, except as authorized in writing;

     c) Licensee shall reimburse First DataBank at First DataBank's direct cost for all shipping and delivery and for all First DataBank originated magnetic media received by Licensee from First DataBank;

     d) Licensee will hold the terms of this Agreement in strictest confidence releasing them only to employees of Licensee requiring such information and not to release or disclose them to any other party;

     e) CONFIDENTIAL INFORMATION. Licensee acknowledges that the Licensed Products are the proprietary property of First DataBank and that the processes, formulas and methodology used in producing the Licensed Products are valuable trade secrets. Licensee shall hold in confidence and take reasonable measure, but not less than the measures taken by Licensee to safeguard its own confidential information, to safeguard, to prohibit access to, copying of, or disclosure of all confidential information and materials provided by First DataBank under this License, including, but not limited to, the Licensed Products and all information contained therein, any updates to the Licensed Products, and the User's Manuals. Licensee shall not disclose the terms of this Agreement, except as required by law.

     f) Licensee will pay all taxes, however designated, including sales and use taxes and state and local privilege or excise taxes arising out of this Agreement and the transaction contemplated hereby;

     g) That as long as this Agreement is in effect, and for a one (1) year period thereafter, Licensee shall maintain complete records with respect to the use of the Licensed Products, and the number and type of end user sites, if any. During normal business hours, at reasonable intervals but no more often than quarterly, and upon reasonable notice, First DataBank or its designated representative may audit and review those records necessary to confirm that the fees paid to First DataBank are correct and that Licensee has complied with all of the terms of this Agreement, including but not limited to, the Declaration of Use and Fee and Payment Schedule set forth in Exhibit 1;

     h) USAGE. Licensee shall use the Licensed Products solely for Licensee's business purposes as described in Exhibit 1, "Declaration of Use". Licensee may not, without the prior written consent of First DataBank, transmit the Licensed Products to other data processing systems or units that are "on-line" with Licensee's data processing unit, or use the Licensed Products, or any data derived

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          from the Licensed Products in a computer service business, network, time-sharing, multiple CPU, or multiple user arrangements including the Internet and Intranets, except as, if applicable, explicitly identified in Exhibit 1. Licensee shall not copy, reproduce, store in a retrieval system, sell, assign, pledge, sublicense, convey, transfer, redistribute, transmit, grant other rights in, or permit any unauthorized use of the Licensed Products, or any of them, in any form or by any media (electronic, mechanical, photocopy, recording, or otherwise), on either a permanent or temporary basis to any third party except as authorized in Exhibit 1. Licensee may use an outside Data Recovery Center provided First DataBank is notified in writing within thirty (30) days of such location. In such case, the terms of this Agreement shall be fully applicable.

     i) Licensee hereby covenants and agrees to indemnify and hold First DataBank harmless from and against any liability, loss, injury or expense (including reasonable attorneys' fees and court costs) imposed upon, incurred or suffered by First DataBank by reason of Licensee's negligence.

     j) Licensee acknowledges and agrees that the covenants and Agreements made in this Paragraph 6 are made for the benefit of First DataBank and shall survive the termination of this Agreement. In the event of any breach by Licensee of the terms of this Agreement, in addition to other relief to which First DataBank shall be entitled, First DataBank shall be entitled to terminate this License.

7. PROPRIETARY RIGHTS INDEMNIFICATION. First DataBank shall hold harmless and defend Licensee against suits based solely on a claim that the use of Licensed Products by Licensee under this Agreement infringes on any U.S. patent, copyright, trademark, or other property right, provided that Licensee gives First DataBank prompt written notice of such suits and permits First DataBank to control the defense thereof.

8.   DISCLAIMERS.

     a) Licensee shall inspect and test Licensed Products upon receipt thereof. The Licensed Products are deemed proper and correct unless, within ten (10) working days after receipt thereof, Licensee provides First DataBank with written notice and documentation of any error in the Licensed Products;

     b) First DataBank has utilized reasonable care in collecting and reporting the information contained in the Licensed Products and has obtained such information from sources believed to be reliable. First DataBank, however, does not warrant the accuracy of codes, prices or other data contained in the Licensed Products. Information reflecting prices is not a quotation or offer to sell or purchase. The clinical information contained in the Licensed Products is intended as a supplement to, and not a substitute for, the knowledge, expertise, skill, and

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          judgment of physicians, pharmacists, or other healthcare professionals in patient care. The absence of a warning for a given drug or drug combination should not be construed to indicate that the drug or drug combination is safe, appropriate or effective in any given patient.

     c) FIRST DATABANK MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, OTHER THAN THOSE IN THIS LICENSE AGREEMENT, AND FURTHER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, AS TO THE ACCURACY OF THE DATA FROM WHICH THE LICENSED PRODUCTS ARE COMPILED, NOR THE COMPATIBILITY OF THE LICENSED PRODUCTS WITH LICENSEE'S HARDWARE AND SYSTEMS, AND SPECIFICALLY DISCLAIMS THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

     d) IN NO EVENT SHALL FIRST DATABANK BE LIABLE TO LICENSEE OR ANY THIRD PARTY FOR ANY CONSEQUENTIAL, INDIRECT, INCIDENTAL, RELIANCE, OR SPECIAL DAMAGES, INCLUDING BUT NOT LIMITED TO LOST PROFITS, EVEN IF FIRST DATABANK HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

     e) IN NO EVENT SHALL FIRST DATABANK'S LIABILITY EXCEED THE AMOUNT PAID TO IT BY LICENSEE FOR THE CURRENT TERM OF THIS LICENSE AGREEMENT, REGARDLESS OF THE FORM OF THE ACTION OR CLAIM, AND REGARDLESS OF WHETHER THE ACTION OR CLAIM IS BASED ON ANY ALLEGED ACT OR OMISSION OF FIRST DATABANK, INCLUDING BUT NOT LIMITED TO ANY ACTION BASED ON NEGLIGENCE, BREACH OF WARRANTY OR BREACH OF CONTRACT.

9. PROFESSIONAL RESPONSIBILITY. Licensee acknowledges that the professional duty to the patient in providing healthcare services lies solely with the healthcare professional providing patient care services. Licensee takes full responsibility for the use of information provided by the Licensed Products in patient care and acknowledges that the use of the Licensed Products in no way is intended to replace or substitute for professional judgment. First DataBank does not assume any responsibility for actions of Licensee which may result in any liability or damages due to malpractice, failure to warn, negligence or any other basis. Licensee shall ensure that all healthcare professionals using the Licensed Products are aware of the limitations of the use of the Licensed Products.

10. USE OF PATIENT EDUCATION. Licensee agrees to include one of the following two disclaimers at the top of any patient education information material provided to patients from the Patient Education Knowledge Databases:

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          NOTE: The following information is intended to supplement, not substitute for, the expertise and judgment of your physician, pharmacist or other healthcare professional. It should not be construed to indicate that the use of the drug is safe, appropriate, or effective for you. Consult your healthcare professional before taking this drug.

                                       or

          NOTE: The information in this monograph is not intended to cover all possible uses, directions, precautions, drug interactions, or adverse affects. This information is generalized and is not intended as specific medical advice. If you have questions about the medicines you are taking or would like more information, check with your doctor, pharmacist or nurse.

11. ASSIGNMENT. This license and Licensee's rights hereunder may not be assigned or otherwise transferred, voluntarily or by operation of law. Any purported assignment of the rights or delegation of the duties under this Agreement by Licensee shall be void unless prior written consent is secured from First DataBank.

12. FORCE MAJEURE. Failure of First DataBank to perform or delay in the performance of First DataBank's obligations under this Agreement due to any cause or event not reasonably within First DataBank's control, including but not limited to casualty, labor disputes, failure of equipment, compliance with governmental authority or Act of God, shall not constitute a breach of this Agreement and First DataBank's performance shall be executed during such period of delay.

13. NOTICES. Notices hereunder shall be delivered by hand, air courier or certified mail with return receipt requested to the address of the Licensee identified on Exhibit 1, and shall be deemed delivered three (3) days after mailing.

14. CHOICE OF LAW; VENUE. This Agreement shall be governed by and construed in accordance with the laws of the United States and the State of California, as applied to Agreements entered into and to be performed entirely within California between California residents. The application of the United Nations Convention for Contracts for the International States of Goods is hereby expressly excluded. In the event of any dispute concerning this Agreement or the Licensed Products, suit may be brought only in a court of competent jurisdiction in the U.S. District Court of the Northern District of California or the California Superior Court for the County of San Mateo.


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15.  ENTIRETY; AMENDMENTS. This Agreement, including all Exhibits hereto, constitutes the complete and exclusive statement of the Agreement between the parties which supersedes all prior Agreements, proposals, oral or written, and all other communications between the parties relating to the subject matter of this Agreement. All amendments to this Agreement shall be in writing signed by both parties.

16. NO WAIVER. No term or provision hereof shall be deemed waived and no such breach excused unless such waiver or consent shall be in writing and signed by the party claimed to have waived or consented. Any consent by a party to, or waiver of a breach by the other, whether express or implied, shall not constitute a consent for, or waiver of, or excuse for any other different subsequent breach.

17. SEVERABILITY. If any provision of this Agreement is declared by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions of this Agreement shall continue in full force and effect.

IN WITNESS HEREOF, the parties hereto have executed this Agreement as the effective date on Exhibit 1.

FIRST DATABANK

DATED:  July 21, 1999                 By:      /s/ Marilyn Davis
                                               ---------------------------------
                                               Signature

                                               Marilyn Davis
                                               Name (Print)

                                               Contract Administration Manager
                                               Title

LICENSEE

DATED:  July 1, 1999                           Medscape, Inc.
                                               Licensee

                                      By:         /s/ MaryBeth Dougherty
                                               Signature

                                               MaryBeth Dougherty
                                               Name (Print)

                                               Director, Business Development


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                                                              Title

EXHIBIT 1
LICENSEE REPRESENTATIONS
DECLARATION OF USE
FEE AND PAYMENT SCHEDULES
ADDITIONAL TERMS AND CONDITIONS

This Exhibit 1 is a part of the Standard License Agreement between First DataBank and Licensee and identifies Licensee, the Databases, Declaration of Use, License Fees, and Additional Terms (if any) applicable to that Agreement.

The Effective Date of this Agreement is April 1, 1997.

A.   LICENSEE REPRESENTATIONS

                  Licensee Name:            Medscape, Inc.
                  Street Address:           134 West 29th Street
                  City/State/Zip:           New York, NY  10001-5399
                  Telephone (voice):        212-760-3100
                  Telephone (fax):          212-760-3140
                  email address:

B. KNOWLEDGE BASES: Unless otherwise specified, Knowledge Bases are updated monthly.

         1.1      Databases - Master Files

                  NATIONAL DRUG DATA FILE (TM) (NDDF)
                           DRUG-FOOD INTERACTION MODULE
                           MINIMUM/MAXIMUM DAILY DOSE
                           PRECAUTION MODULES (Geriatric, Pediatric, Pregnancy Lactation)
                           DRUG-DISEASE CONTRAINDICATIONS
                           PATIENT EDUCATION MODULE, English
                           INDICATIONS MODULE

         QUICK MEDICAL REFERENCE (QMR), updated as available
         NUTRITIONIST IV, updated biannually

C.       DECLARATION OF USE:

         1. Licensee shall use NDDF, DRUG-FOOD INTERACTION MODULE, MINIMUM/MAXIMUM DAILY DOSE, PRECAUTION MODULES, DRUG-

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     DISEASE CONTRAINDICATIONS and INDICATIONS MODULE exclusively as a source of drug product information to support the operation of Licensee's Internet healthcare/medical information system on a single site (www.Medscape.com) on the World Wide Web (The Internet) at the site identified above in Section A. It is understood the Licensed Products shall be accessed through the Therapeutic Topics menu, Reference Tab and used to provide healthcare information to healthcare professionals. Use by CUSTOMER excludes redistribution or use of data to or for use in pharmacy or medical practice management systems which support drug dispensing, prescription pricing, claims preparation, or clinical medical records management applications, or any other clinical application.

2. Licensee shall use the PATIENT EDUCATION MODULE, English exclusively as a source of drug product information to support the operation of Licensee's Internet healthcare/medical information system on a single site (www.Medscape.com) on the World Wide Web (The Internet) at the site identified above in Section A. It is understood the Licensed Products shall be accessed through the Patient Information Tab and used to provide patient education information to consumers. Use by CUSTOMER excludes redistribution or use of data to or for use in pharmacy or medical practice management systems which support drug dispensing, prescription pricing, claims preparation, or clinical medical records management applications, or any other clinical application.

3. Licensee shall use QMR and NUTRITIONIST IV exclusively as a source of drug product information to support the operation of Licensee's Internet healthcare/medical information system on a single site (www.Medscape.com) on the World Wide Web (The Internet) at the site identified above in Section A. It is understood the Licenses Products shall be accessed through the Reference Tab and the Patient Information Tab to provide diagnostic support and nutritional analysis to healthcare professionals. Use by CUSTOMER excludes redistribution or use of data or for use in pharmacy or medical practice management systems which support drug dispensing, prescription pricing, claims preparation, or clinical medical records management applications, or any other clinical application.

D.   FEE AND PAYMENT SCHEDULE:

     1.1  Definitions

     Limited exclusive sponsorship of a therapeutic indication within a topic area:

     Each Topic Area (located on the Medscape Home Page) is limited to 5 sponsors. Since Medscape only sells one sponsorship for a therapeutic indication within a topic area, it is considered exclusive.


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                  Example:

                  Limited exclusivity's within the Infectious Diseases Topic Area will be restricted to only one of the following: oral antibiotic, injectable antibiotic, anti-fungal, anti-viral, and vaccine.

                  Revenue pool:

                  40% of each Topic Area sponsorships allocated over the life of the sponsorship commitment.

                  Example:

                  40% *$200,000=$80,000
                  $80,000 divided by 12 months = $6,667
                  $6,667 = will be added to monthly revenue pool

         1.2      Revenue Shares:

                  First DataBank will be compensated for advertising/sponsorship sales revenue as indicated below. Revenue shares are based on actual dollars received by Medscape, net of agency commissions.

                  Sponsorships sold on Products supported by First DataBank content:

                  Medscape sells a sponsorship

                  -        Medscape earns 60% of sale
                  -        FDB earns 40% of sale

                  First DataBank sells a sponsorship
                  -        FDB earns 60% of sale
                  -        Medscape earns 40% of sale

                  Example:
                  First DataBank sells a $125,000 rotation, First DataBank earns $75,000; Medscape earns $50,000.


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         2.1      Definitions

                  Value per Pageview

                  A Partners Value per Pageview reflects a Partners level of commitment to Medscape. For instance, if a Partner is actively selling Medscape sponsorship packages or products, and also has an exclusive Agreement with Medscape, their level of commitment to the success of Medscape is higher. Therefore, their Value per Pageview is more valuable.

                  A Partners Value per Pageview is calculated as follows:
                  Monthly, revenue pool, divided by total Medscape pageview, multiplied by the respective Partners category classification.

                  Example:
                  $200,000 monthly revenue pool divided by 1 million pageviews = $.20
                  $.20 *category class #2 (60%) = $.12
                  $.12 = Partners Value per Pageview.

         2.2      Revenue Shares

                  First DataBank earns a share of the monthly revenue pool. This share is based on FDB's value per pageview multiplied by FDB's content exposures.

                  First DataBank's value per pageview is derived by taking the monthly revenue pool, dividing it by the total Medscape pageviews, and then multiplying it by First DataBanks category classification.

                  Example:
                  Monthly Revenue Pool:  $200,000
                  Total Medscape Pageviews:  1,000,00
                  First DataBank's Category Classification: #2 (or 60%) First DataBank's content exposures: 10,000

                  First DataBank's value per pageview = ($200,000/1,000,000)*60% = $.12
                  First DataBank's monthly revenue share = $12*10,000 = $1,200

         3.1      Definitions

                  Category Classification

                  Category Classifications are based on an exclusive contract vs. a non-exclusive contract and a Partner actively selling vs. inactive.

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                  Category Classification Schedule:

                           Medscape Sales                     non-exclusive             exclusive
                           --------------                     -------------             ---------
                           Inactive                           1                         2
                           Active                             2                         3

                  Percentage of Monthly Revenue Pool based upon Category
                  Classification:

                           Category Class                              % of Mo. Revenue Pool Entitlement
                           --------------                              ---------------------------------
                           Category #1:                                30%
                           Category #2                                 60%
                           Category #3                                 100%


         3.2      Revenue Shares

                  30% commission on First DataBank's sales of a limited exclusive sponsorship within the Medscape Topic Areas, which will sell for $200,000 for 12 months.

                  Example:
                  *30% of $200,000 or $60,000

E.   ADDITIONAL TERMS AND CONDITIONS:

     1. For the purposes of this Agreement, a healthcare professional is defined as any trained healthcare provider such as pharmacists, nurses and doctors.



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